Exhibit 19

Power of Attorney

(Attached)

EXECUTION

THIS LIMITED POWER OF ATTORNEY is made on 2 October 2014.

BY	WPX Energy, Inc., a corporation incorporated under the laws of the State of Delaware whose registered office is situated at 3500 One Williams Center, Tulsa, OK 74103, United States of America (WPX).

WHEREAS	WPX is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 20,301,592 Class A Shares (Subject Shares), of a nominal or par value of US$0.01 each, in the capital of Apco Oil and Gas International Inc. (Company) and, in connection therewith, WPX has determined to irrevocably appoint the Attorney (as defined below) to be WPX’s attorney-in-fact for the purposes noted below from the date hereof through the Termination Time.

IT IS AGREED AND DECLARED THAT

1.	Capitalized terms used but not defined in this Power of Attorney shall have the meaning given to them in the merger agreement among Pluspetrol Black River Corporation and the Company, dated as of the date hereof (as may be modified or amended from time to time) (Merger Agreement).

2.	WPX hereby retains Appleby Trust (Cayman) Ltd., whose registered office is situated at Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands (Attorney) for the purpose of voting (or procuring the vote of) the Subject Shares at every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company and instructs the Attorney to vote (or procure the vote of) the Subject Shares only as follows:

(a)	in favor of the approval and adoption of the Merger Agreement and the Plan of Merger (which provides for, among other things, the merger of Pluspetrol Black River Corporation with and into the Company (the Merger) with the Company continuing as the surviving corporation), the approval of the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger and any other matter that must be approved by the shareholders of the Company in order for the transactions contemplated by the Merger Agreement and the Plan of Merger to be consummated;

(b)	against approval of any proposal made in opposition to, made in competition with, or that would result in a breach of, the Merger Agreement, the Plan or Merger or the Merger or any other transactions contemplated by the Merger Agreement; and

(c)

against any of the following actions (other than those actions in furtherance of the Merger, the Plan of Merger and the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (ii) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (iii) any reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (iv) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, (v) any Acquisition Proposal with respect to the Company, (vi) to the extent submitted to a shareholder vote, any change in the business, management or Board of Directors of the Company, or (vii) any other action that (1) is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement, (2) would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement, or (3) would change in any manner the dividend policy or capitalization of, including the voting rights of any class of equity interests in, the Company, collectively, the “Subject Votes”.

3.	For the services to be rendered by the Attorney hereunder, the Attorney shall be paid by WPX, concurrently with the Termination Time, a fee (Fee) in an amount equal to the aggregate of (i) US$0.01 for each time the Attorney attends, participates in or directs the exercise of any voting rights attaching to the Subject Shares (whether at any general meeting, class meeting or other meeting at which such rights are capable of being exercised or sign or execute written resolution), plus (ii) US$1.00 in connection with the passage or adoption of a resolution of the members of the Company approving the Merger.

4.	For the purpose of securing the interest of the Attorney in the Fee, WPX irrevocably and by way of security hereby appoints the Attorney as its true and lawful attorney with authority on its behalf and in its name or otherwise to exercise all rights, powers and privileges attaching to the Subject Shares or otherwise capable of being exercised by the registered holder of the Subject Shares and for such purpose to do all such acts and things and to execute all such deeds and other documents as the Attorney shall consider necessary or desirable to effect the Subject Votes, including (without prejudice to the generality of the foregoing), all or any of the following for and on behalf of WPX (in each case in such manner and on such terms as the Attorney in its absolute discretion shall think fit):

(a)	to attend, participate in and direct the exercise of any voting rights attaching to the Subject Shares at any general meeting, class meeting or other meeting at which such rights are capable of being exercised; and

(b)	to approve, complete, or otherwise sign or execute any requisition of any meeting, consent to short notice or waive notice, proxy, written resolution, agreement of the members of the Company (or any of them) or any other document capable of being signed by the registered holder of the Subject Shares.

5.	WPX hereby undertakes not to, and it shall not, exercise any of the rights, powers and privileges attaching to the Subject Shares, or otherwise capable of being exercised by the registered holder of the Subject Shares, in relation to the Subject Votes without the prior written consent of the Attorney.

6.	The Attorney may from time to time, on such terms as it thinks fit, appoint and remove a substitute (who shall not have the power of substitution) and delegate to an agent the exercise of any other power conferred by this Power of Attorney and may act concurrently with such substitute or agent. The Attorney may delegate all or any of these powers conferred by this Power of Attorney to an officer or officers of the Attorney.

7.	WPX hereby ratifies and confirms, and agrees to ratify and confirm, any acts and other things whatsoever that the Attorney shall do or purport to do by virtue of this Power of Attorney including any such acts and things done between the time of revocation of this Power of Attorney and the time of that revocation becoming known to the Attorney.

8.	By the execution of this Power of Attorney, WPX undertakes to indemnify, and hereby indemnifies, each of the persons named above as Attorney (and any substitutes or delegates of such Attorney) of WPX from and against any and all actions, proceedings, losses, costs, damages, expenses, claims, demands or other liabilities of any nature whatsoever which any or all of them may suffer or otherwise incur by reason of their exercising the powers, acting pursuant to or in reliance on this Power of Attorney.

9.	WPX shall not sell, dispose of, transfer, or assign the Subject Shares or any other ownership interests in the Company and shall cause the Company not to sell, dispose of, transfer, or assign any ownership interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof owned by it as of the date hereof, other as permitted pursuant to the terms and conditions of the Merger Agreement.

10.	This Power of Attorney shall remain effective and valid until the earlier of (i) termination of the Merger Agreement pursuant to its terms and (ii) immediately prior to the effective time of the Merger and it shall be deemed to be revoked at that time (such time, the “Termination Time”) and shall be of no further effect after that time.

11.	This Power of Attorney and any non-contractual obligations arising out of or in connection with this Power of Attorney shall be governed by, and construed in accordance with, the laws of the Cayman Islands. The courts of Cayman Islands shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Power of Attorney or its subject matter or formation (including any non-contractual dispute or claim).

12.	A copy of this Deed may be deposited at the registered office of the Company or with such other person as may be deemed necessary or desirable to satisfy any requirement of the Company’s articles of association or for any other purpose.

IN WITNESS whereof WPX has executed this Power of Attorney as a deed the day and year first above written.

EXECUTED AS A DEED by WPX Energy, Inc.:	)
	)	Duly Authorised Signatory
)
	)	Name:	Jeffrey Schmuhl
)
	)	Title:	Vice President Acquisitions and Divestitures

in the presence of:

Signature of Witness

Name:	Amy Flakne
Address:	One Williams Center, 3500 Tulsa, OK 74172

Occupation:	Attorney